Exhibit 10.10
AMENDMENT TO THE
SEVERANCE PAY PLAN FOR EMPLOYEES OF
DOLE FOOD COMPANY, INC.
AND PARTICIPATING DIVISIONS AND SUBSIDIARIES
     This amendment to the Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, as amended and restated January 1, 2006 (the “Plan”), as described below, is intended to clarify that the severance pay provided under the Plan will not exceed the limits of the “separation pay” exception under Section 409A of the Internal Revenue Code and IRS guidance thereunder and consequently will not be subject to the requirements of such Section.
The changes in this amendment are effective January 1, 2005.
1.	A new Section 1.3 is added to read as follows:

Section 1.3 Code Section 409A.
(a) The Plan is not intended to provide for any “deferral of compensation,” as defined in Section 409A of the Internal Revenue Code and authoritative IRS guidance thereunder. Instead, the Plan is intended to fall within the exception for “separation pay due to involuntary separation from service or participation in a window program,” as set forth in Treasury Regulations section 1.409A-1(b)(9)(iii). The Plan shall be interpreted and administered, to the extent possible, in accordance with these intentions.
(b) Accordingly, notwithstanding any other provision in this Plan, the Severance Pay Benefit payable to an Eligible Employee pursuant to this Plan shall not exceed the amount set forth in Treasury Regulations section 1.409A-1(b)(9)(iii)(A), or any successor thereto, and the entire Severance Pay Benefit must be paid to an Eligible Employee no later than the deadline set forth in Treasury Regulations section 1.409A-1(b)(9)(iii)(B), or any successor thereto.
2.	Section 3.1 (“Severance Pay Benefits Payable under the Plan”) is amended by modifying subsection (e) to read, in its entirety, as follows:
(e) In no event shall the Severance Pay Benefit of any Eligible Employee exceed an amount equal to a total of 104 weeks of Weekly Base Compensation, including any amount received under subsection 3.1(a), (c), and/or (d).
Date: December 30, 2008

Dole Food Company, Inc.
By:	/s/ Sue Hagen

Title:	SVP HR